Exhibit 99.1

Redfin Corporation Prices Public Offerings of Common Stock and Convertible Senior Notes
SEATTLE, July 18, 2018 (GLOBE NEWSWIRE) -- Redfin Corporation (NASDAQ:RDFN), the technology-powered residential real estate brokerage, announced today the pricing of its concurrent underwritten public offerings of 4,205,510 shares of common stock at a public offering price of $23.50 per share, and $125 million aggregate principal amount of its 1.75% convertible senior notes due 2023.  The common stock offering was increased from the previously announced offering size of 3.5 million shares. Neither offering is contingent on the completion of the other offering.
Redfin also granted the underwriters of the common stock offering a 30-day option to purchase up to an additional 630,826 shares and the underwriters of the notes offering a 30-day option to purchase up to an additional $18.75 million aggregate principal amount of notes, solely to cover over-allotments. Both offerings are expected to settle on July 23, 2018, in each case subject to customary closing conditions.
Redfin expects that the net proceeds from the common stock offering will be approximately $93.4 million (or $107.5 million if the underwriters exercise their over-allotment option in full), and the net proceeds from the notes offering will be approximately $120.8 million (or $139.0 million if the underwriters exercise their option to purchase additional notes in full), in each case after deducting the underwriting discount and estimated offering expenses. Redfin intends to use the net proceeds from the offerings for working capital and other general corporate purposes, including technology development and marketing activities, general and administrative expenses, and capital expenditures. Additionally, Redfin may choose to use a portion of the net proceeds to invest in or acquire third-party businesses, products, services, technologies or other assets. However, Redfin does not current have any definitive or preliminary plans with respect to the use of proceeds for such purposes.
The notes will be senior, unsecured obligations of Redfin, and will bear interest at a fixed rate of 1.75% per year, payable semi-annually in arrears. The notes will mature on July 15, 2023, unless earlier repurchased, redeemed or converted. Prior to April 15, 2023, the notes will be convertible at the option of holders during certain periods, upon satisfaction of certain conditions. Thereafter, the notes will be convertible at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Redfin may redeem for cash all or any portion of the notes, at its option, on or after July 20, 2021, upon satisfaction of certain conditions at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. Redfin will settle conversions of the notes by paying or delivering, as the case may be, cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election.
Holders of the notes will have the right to require Redfin to repurchase for cash all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes). Redfin will also be required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes occurring prior to the maturity date or following Redfin’s issuance of a notice of redemption.
The conversion rate of the notes will initially be 32.7332 shares of common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $30.55 per share of common stock. The initial conversion price represents a premium of approximately 30% to the $23.50 per share public offering price for the common stock offering.

Goldman Sachs & Co. LLC is acting as lead book-running manager for the common stock offering and the notes offering. BofA Merrill Lynch and RBC Capital Markets are acting as bookrunners for the common stock offering and the notes offering, and Allen & Company LLC is acting as bookrunner for the common stock offering. Oppenheimer & Co. is acting as co-manager for the common stock offering.
Each offering is being made only by means of a prospectus. Copies of the final prospectus related to each offering, when available, may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, or by telephone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com.
A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission (“SEC”). This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of federal securities laws, including statements regarding the timing, including consummation, of the common stock and notes offerings and the expected use of the net proceeds from the offerings. We believe our expectations related to these forward-looking statements are reasonable, but actual results may turn out to be materially different than our expectations due to certain risks and uncertainties. These risks include, among other things: (i) unfavorable market reactions to our anticipated expansion of Redfin Now and our estimated preliminary results for the three months ended June 30, 2018, each as described in the prospectus for each offering, (ii) a downturn in the real estate industry, (iii) changes to our competitive environment, (iv) prevailing market conditions and (v) the impact of general economic, industry or political conditions in the United States or internationally. Additional risks and uncertainties that could cause the forward-looking statements in this press release to materially differ from actual results are included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, as supplemented by our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, both of which are available on the SEC website at www.sec.gov. Risks to purchasers of the common stock and the notes are described under the caption “Risk Factors” in the prospectus relating to the applicable offering.  All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.
Contacts
Investor Relations
Elena Perron, 206-576-8610
ir@redfin.com
Public Relations
Jani Strand or Rachel Musiker, 206-588-6863
press@redfin.com